Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

COLOMBIER ACQUISITION CORP.,

as the Purchaser,

COLOMBIER-LIBERTY ACQUISITION, INC.,

as Merger Sub

COLOMBIER SPONSOR LLC,

in the capacity as the Purchaser Representative solely for the purposes of Sections 10.8, 10.9 and 10.14 hereof

and

PSQ HOLDINGS, INC.,
as the Company,

Dated as of February 27, 2023

i

4.8	Absence of Certain Changes	21
4.9	Compliance with Laws	21
4.10	Company Permits	21
4.11	Litigation	22
4.12	Material Contracts	22
4.13	Intellectual Property	24
4.14	Taxes and Tax Returns	25
4.15	Real Property	27
4.16	Title to and Sufficiency of Assets	27
4.17	Employee Matters	27
4.18	Benefit Plans	28
4.19	Environmental Matters	30
4.20	Transactions with Related Persons	31
4.21	Insurance	31
4.22	Top Customers and Suppliers	31
4.23	Certain Business Practices	32
4.24	Privacy and Data Security	32
4.25	Investment Company Act	33
4.26	Finders and Brokers	33
4.27	Independent Investigation	34
4.28	Information Supplied	34
4.29	No Other Representations and Warranties	34

Article V COVENANTS		35
5.1	Access and Information	35
5.2	Conduct of Business of the Company	36
5.3	Conduct of Business of the Purchaser	38
5.4	Annual and Interim Financial Statements	40
5.5	Purchaser Public Filings; Stock Exchange Listing	41
5.6	No Solicitation; Change in Recommendation	41
5.7	No Trading	43
5.8	Notification of Certain Matters	43
5.9	Efforts	44
5.10	Tax Matters	46
5.11	Further Assurances	47
5.12	The Registration Statement	47
5.13	Stockholder Approval of Merger Sub	49
5.14	Company Stockholder Approval	49
5.15	Public Announcements	49
5.16	Confidential Information	50
5.17	Post-Closing Board of Directors and Executive Officers	51
5.18	Indemnification of Directors and Officers; Tail Insurance	51
5.19	Trust Account Proceeds	52
5.20	PIPE Investment	53
5.21	Adoption of Long-Term Incentive Plan and Employee Stock Purchase Plan	53
5.22	Listing	53
5.23	SPAC Extension	54
5.24	Employment Agreements and Non-Competition Agreements	54

ii

Article VI NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		55
6.1	Survival	55
6.2	Remedies	55

Article VII CLOSING CONDITIONS		55
7.1	Conditions to Each Party’s Obligations	55
7.2	Conditions to Obligations of the Company	56
7.3	Conditions to Obligations of the Purchaser	57
7.4	Frustration of Conditions	58

Article VIII TERMINATION AND EXPENSES		58
8.1	Termination	58
8.2	Effect of Termination	60
8.3	Fees and Expenses	60
8.4	Termination Fee	60

Article IX WAIVERS AND RELEASES		61

Article X MISCELLANEOUS		62
10.1	Notices	62
10.2	Binding Effect; Assignment	63
10.3	Third Parties	63
10.4	Governing Law; Jurisdiction	63
10.5	WAIVER OF JURY TRIAL	63
10.6	Specific Performance	63
10.7	Severability	64
10.8	Amendment	64
10.9	Waiver	64
10.10	Entire Agreement	64
10.11	Interpretation	65
10.12	Counterparts	65
10.13	Legal Representation	66
10.14	Purchaser Representative	66

Article XI DEFINITIONS		67
11.1	Certain Definitions	67
11.2	Section References	78

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Company Stockholder Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Surviving Company Certificate of Incorporation
Exhibit F	Form of Purchaser Post-Closing Certificate of Incorporation
Exhibit G	Form of Purchaser Post-Closing Bylaws

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of February 27, 2023 by and among (i) Colombier Acquisition Corp., a Delaware corporation (the “Purchaser”), (ii) Colombier-Liberty Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Colombier Sponsor LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the Purchaser (other than the Company Stockholders (as defined below) as of immediately prior to the Effective Time and their successors and assignees) solely for the purposes set forth in Sections 10.8, 10.9 and 10.14 hereof (the “Purchaser Representative”), and (iv) PSQ Holdings, Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Purchaser owns all of the issued and outstanding shares of capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

B. The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity in the merger (the “Merger”), as a result of which all of the issued and outstanding shares of capital stock of the Company immediately prior to the Effective Time shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive, in respect of each outstanding share of Company Common Stock then held by such Company Stockholder, a number of shares of Purchaser Class A Common Stock equal to the Conversion Ratio (as defined herein) (except that the Key Individual shall receive shares of Purchaser Class C Common Stock on the terms set forth herein), in each case upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”);

C. The board of directors of the Company has (i) determined that the Merger is fair, advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to the Company’s stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Board Recommendation”);

D. The boards of directors of the Purchaser and Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger and, in the case of the recommendation to the Purchaser’s stockholders, the other Purchaser Stockholder Approval Matters (in the case of the recommendation of the board of directors of the Purchaser, the “Purchaser Board Recommendation”);

E. Simultaneously with the execution and delivery of this Agreement, the Purchaser is receiving voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Company Stockholder Support Agreements”) signed by the Company and the Company Lockup Holders with respect to the shares of Company Common Stock (each as defined herein) held by them sufficient to approve the adoption of this Agreement and approve the Merger and the other transactions contemplated by this Agreement;

F. Simultaneously with the execution and delivery of this Agreement, the Sponsor is entering into a Sponsor Voting and Support Agreement with the Purchaser and the Company in the form attached as Exhibit B hereto (the “Sponsor Support Agreement”);

G. Simultaneously with the execution and delivery of this Agreement, the Company Lock-Up Holders will each enter into a Lock-Up Agreement with Purchaser and the Purchaser Representative, the form of which is attached as Exhibit C hereto (each, a “Lock-Up Agreement”);

H. At the Closing, the Company Lockup Holders and the Sponsor will enter into a Registration Rights Agreement with the Purchaser in the form of Exhibit D hereto (the “Registration Rights Agreement”);

I. Promptly following the date hereof, the Purchaser intends to enter into employment agreements between Purchaser and each of (i) Michael Seifert, (ii) Sebastian Harris, (iii) Brad Searle, (iv) Andy Weisbecker, and (v) Brian Elkins (collectively, the “Employment Agreements”), in each case to be effective as of Closing;

J. Promptly following the date hereof, the Purchaser and the Company intend to enter into Non-Competition and Non-Solicitation Agreements in favor of the Purchaser and the Company with each of (i) Michael Seifert, (ii) Sebastian Harris and (iii) Brad Searle (collectively, the “Non-Competition Agreements”), in each case to be effective as of Closing;

K. The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein); and

L. Certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2 Effective Time. The Parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

1.3 Effect of Merger on the Company and Merger Sub. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4 Tax Treatment. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated, by virtue of the Merger, to read in its entirety in the form set forth as Exhibit E and as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation following the Effective Time until thereafter amended in accordance with the terms thereof and the DGCL. At the Effective Time, the Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entity as set forth in the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the Bylaws of the Surviving Corporation following the Effective Time until thereafter amended in accordance with the terms thereof, the Certificate of Incorporation of the Surviving Corporation and the DGCL, except that the name of the Surviving Corporation in such Bylaws shall be amended to be PublicSq. Inc. At the Effective Time, the name of the Purchaser shall be changed to “PSQ Holdings, Inc.,” and in furtherance thereof the Certificate of Incorporation and Bylaws of the Purchaser, each as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to be in the forms set forth as Exhibit F and Exhibit G attached hereto and, as so amended and restated, shall be the Certificate of Incorporation and Bylaws, respectively, of the Purchaser following the Effective Time until thereafter amended in accordance with the terms thereof and the DGCL.

1.6 Directors and Officers of the Surviving Corporation and Purchaser. At the Effective Time, the members of the board of directors and officers of the Company, in each case immediately prior to the Effective Time, shall be all of the members of the board of directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. At the Effective Time, the board of directors and executive officers of the Purchaser shall be reconstituted in the manner set forth in Section 5.17, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Purchaser until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7 Effect of Merger on Company Securities.

(a) Company Stock. Subject to clauses (b), (c) and (d) below, at the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist and converted into the right to receive a number of shares of Purchaser Class A Common Stock equal to the Conversion Ratio. The total number of shares of Purchaser Class A Common Stock into which the Company Common Stock is converted into the right to receive pursuant to this Section 1.7(a), together with the total number of shares of Purchaser Class C Common Stock into which the shares of Company Common Stock held by the Key Individual are converted into the right to receive pursuant to Section 1.7(d), are referred to collectively herein as the “Merger Consideration”. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.10 below).

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Dissenting Shares. At the Effective Time, each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.10 and shall thereafter represent only the right to receive the applicable consideration set forth in Section 1.10.

(d) Key Individual Shares. Notwithstanding anything to the contrary contained in the foregoing Section 1.7(a), at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by the Key Individual will automatically be cancelled and cease to exist and converted into the right to receive a number of shares of Purchaser Class C Common Stock equal to the Conversion Ratio.

(e) Other Company Convertible Securities. Any Company Convertible Security that does not, by its terms, provide for the automatic conversion of such Company Convertible Security into Company Common Stock immediately prior to the Effective Time shall, if not exercised or converted prior to or at the Effective Time, be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Stock.

1.8 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing shares of Company Common Stock as of immediately prior to the Effective Time (“Company Certificates”) for the Merger Consideration into which the shares represented thereby are convertible. At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. At or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange, in a customary form reasonably acceptable to the Purchaser and the Company (a “Letter of Transmittal”).

(b) Each Company Stockholder shall be entitled to receive its allocable share of the Merger Consideration in respect of the outstanding shares of Company Common Stock represented by such Company Stockholder’s Company Certificate(s) as of immediately prior to the Effective Time (excluding any Company Securities described in Sections 1.7(b) or 1.7(c)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Common Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other customary documents as may be reasonably requested by the Exchange Agent or the Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to the shares of Company Common Stock represented by such Company Certificate as of immediately prior to the Effective Time.

(c) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such shares of Company Common Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and the Company Stockholder Agreement, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if a Company Lock-Up Holder, counterparts to a Lock-Up Agreement and a Registration Rights Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and customary indemnity of loss in form and substance reasonably acceptable to the Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Surviving Corporation with respect to the shares of Company Common Stock represented, immediately prior to the Effective Time, by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.8(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock outstanding prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.8. No dividends or other distributions declared or made after the date of this Agreement with respect to shares of Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time that have not yet been surrendered with respect to the shares of Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such shares of Company Common Stock immediately prior to the Effective Time shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, the Purchaser shall promptly deliver to the record holders thereof, without interest, the shares of Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Purchaser Common Stock.

(f) All shares of Purchaser Common Stock issued upon the surrender of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.8(a) that remains unclaimed by Company Stockholders two (2) years after the Effective Time shall be returned to the Purchaser, upon demand, and any such Company Stockholder who has not exchanged its Company Common Stock for the applicable portion of the Merger Consideration in accordance with this Section 1.8 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Merger Consideration in respect of such shares of Company Common Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Purchaser Common Stock.

1.9 Effect of Merger on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.10 Appraisal and Dissenter’s Rights. No Company Stockholder shall, with respect to any shares of Company Common Stock held by such Company Stockholder for which such Company Stockholder or the “beneficial owner” (as defined, for purposes of this Section 1.10, in Section 262 of the DGCL) with respect to such shares of Company Common Stock has not waived or otherwise lost and has validly exercised its appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of Company Common Stock (such shares, “Dissenting Shares,” and such Company Stockholder, a “Dissenting Stockholder”), shall be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares held by such Dissenting Stockholder or beneficial owner immediately prior to the Effective Time unless and until such Dissenting Stockholder shall have effectively withdrawn or otherwise lost its appraisal rights under the DGCL. Each Dissenting Stockholder and beneficial owner of shares of Company Common Stock who has validly exercised his or her appraisal rights under Section 262 of the DGCL with respect to such shares in connection with the Merger shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares held or “beneficially owned” by such Person. The Company shall give the Purchaser prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s or beneficial owner’s rights of appraisal. The Company shall not, except with the prior written consent of the Purchaser (in each case not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, no Dissenting Stockholder or beneficial owner shall have any rights to any portion of the Merger Consideration with respect to any Dissenting Shares for which such Person has demanded appraisal unless and until such Dissenting Stockholder or beneficial owner shall have effectively withdrawn or otherwise lost its appraisal rights under the DGCL with respect to such Dissenting Shares whereupon such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive their proportionate share of the Merger Consideration.

1.11 Closing Statement; Instruction to Trustee.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Closing Statement”) setting forth a good faith calculation of the Closing Net Indebtedness as of the Reference Time, and the resulting Merger Consideration, Per Share Price and Conversion Ratio based on such estimate, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Target Companies, and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Closing Statement and make any appropriate adjustments to the Closing Statement prior to the Closing, which adjusted Closing Statement, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Closing Statement for all purposes of this Agreement. The Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b) At least three (3) Business Days prior to the Closing Date, the Purchaser shall deliver to the Company the written instruction to the Trustee in relation to the payment of cash out of the Trust Account, in form and substance required by the Trust Agreement (the “Instruction to Trustee”). Promptly upon delivering the Instruction to Trustee to the Company, if requested by the Company, the Purchaser shall meet with the Company to review and discuss the Instruction to Trustee and the Purchaser shall consider in good faith the Company’s comments to the Instruction to Trustee and, to the extent not inconsistent with requirements of the Trust Agreement, make any appropriate adjustments to the Instruction to Trustee prior to the Closing, which adjusted Instruction to Trustee, as mutually agreed by the Purchaser and the Company, both acting reasonably and in good faith, shall thereafter become the Instruction to Trustee for all purposes of this Agreement.

1.12 Earnout.

(a) Subject to Section 1.12(c) below, following the Closing, and as additional consideration for the Merger and the transactions contemplated hereby, within five (5) Business Days after the occurrence of a Triggering Event, the Purchaser shall issue or cause to be issued to each Participating Equityholder its respective Pro Rata Share of the aggregate number of shares of Purchaser Class A Common Stock set forth below (which aggregate amount shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Purchaser Class A Common Stock occurring on or after the Closing) (such shares, the “Earnout Shares”), in each case upon the terms and subject to the conditions set forth in this Agreement:

(i) Upon the occurrence of Triggering Event I, a one-time issuance to all Participating Equityholders of 1,000,000 Earnout Shares;

(ii) Upon the occurrence of Triggering Event II, a one-time issuance to all Participating Equityholders of 1,000,000 Earnout Shares; and

(iii) Upon the occurrence of Triggering Event III, a one-time issuance to all Participating Equityholders of 1,000,000 Earnout Shares.

(b) For the avoidance of doubt, subject to Section 1.12(c) below, the Participating Equityholders shall be entitled to receive the relevant number of Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Participating Equityholders be entitled to receive more than an aggregate of 3,000,000 Earnout Shares.

(c) The Purchaser shall, in satisfaction of any obligation to issue Earnout Shares to any Deemed Equity Holder under this Section 1.12, issue an equity award to the Deemed Equity Holder from the Earnout Subpool (as such term shall be defined in the Stock Incentive Plan) (the “Earnout Equity Awards”) as soon as practicable following the later of (i) the occurrence of the applicable Triggering Event and (ii) the Purchaser’s filing of an appropriate registration statement for the Stock Incentive Plan. The number of shares of Purchaser Class A Common Stock subject to each Earnout Equity Award shall be the number of shares equal to such Participating Equityholder’s Pro Rata Share of the Earnout Shares being issued. Each Earnout Equity Award shall be subject to the terms of the Stock Incentive Plan and shall be in the form (which may include, for the avoidance of doubt, an award of fully-vested stock), and may be subject to such terms and conditions (including vesting), as the Post-Closing Purchaser Board (or a committee thereof) shall determine at the time of grant. For the avoidance of doubt, if a Deemed Equity Holder ceases to be employed or otherwise provide services to the Purchaser or its Subsidiaries between the date of the occurrence of the Triggering Event and the date of grant of the Earnout Equity Award, such Deemed Equity Holder shall not be entitled to receive such Earnout Equity Award.

(d) If, during the Earnout Period, there is a Change of Control pursuant to which the Purchaser or its stockholders have the right to receive consideration implying a value per share of Purchaser Class A Common Stock (as determined in good faith by the Purchaser’s Board of Directors) equaling or exceeding the volume-weighted average closing sale price underlying one or more Triggering Events, then, immediately prior to the consummation of such Change of Control, (i) to the extent the relevant Triggering Event has not previously occurred, such relevant Triggering Event shall be deemed to have occurred and (ii) each Participating Equityholder shall be entitled to receive its Pro Rata Share of the applicable number of Earnout Shares to be issued based on the deemed occurrence of the applicable Triggering Event(s).

(e) If, during the Earnout Period, (i) any liquidation, dissolution or winding up of the Purchaser is initiated, (ii) any bankruptcy, dissolution or liquidation proceeding is instituted by or against the Purchaser or (iii) the Purchaser makes an assignment for the benefit of creditors or consents to the appointment of a custodian, receiver or trustee for all or substantial part of its assets or properties, then any Earnout Shares that have not been previously issued by the Purchaser (whether or not previously earned) shall be deemed earned and due by the Purchaser to the Participating Equityholders (in accordance with each Participating Equityholder’s respective Pro Rata Share).

(f) The Purchaser Class A Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like change or transaction with respect to Purchaser Class A Common Stock occurring on or after the Closing (other than the conversion of the Purchaser Class B Common Stock into Purchaser Class A Common Stock at the Closing or the conversion of shares of Purchaser Class C Common Stock into shares of Purchaser Class A Common Stock after the Closing).

1.13 Deductions and Withholdings. Each of the Purchaser, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article I such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Purchaser, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Eversheds Sutherland (US) LLP, counsel to the Purchaser, 700 Sixth St. NW, Suite 700, Washington, DC 20001, or remotely by exchange of documents and signatures (or their electronic counterparts), on a date and at a time to be agreed upon by the Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER and merger sub

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer and to any other section to which such disclosure is reasonably apparent to apply on the face of such disclosure, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR (excluding “risk factors” or cautionary, predictive or forward-looking statements) (provided, however, that nothing set forth in such SEC Reports shall be deemed to modify or qualify any representation or warranty set forth in Sections 3.1 (Organization and Standing), 3.2 (Authorization; Binding Agreement), 3.3 (Governmental Approvals), 3.4 (Non-Contravention), 3.5 (Capitalization), 3.17 (Finders and Brokers) or 3.18 (Ownership of Merger Consideration)), each of the Purchaser Parties represents and warrants to the Company, as of the date hereof and as of the Closing (except to the extent any such representation or warranty is made as of an earlier date, in which case as of such date), as follows:

3.1 Organization and Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Purchaser Parties has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Purchaser Parties is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of each of the Purchaser Parties’ Organizational Documents, as currently in effect. Neither of the Purchaser Parties is in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement.

(a) Each of the Purchaser Parties has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval and the Merger Sub Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by the board of directors of each of the Purchaser Parties, and (ii) other than the Required Purchaser Stockholder Approval and the Merger Sub Stockholder Approval, require no other corporate proceedings on the part of the Purchaser Parties in order to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. On or prior to the date of this Agreement, the board of directors of the Purchaser, at a duly called and held meeting, unanimously (1) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Purchaser and its stockholders, (2) approved and adopted this Agreement, subject to the Required Purchaser Stockholder Approval, (3) recommended that the Purchaser’s stockholders vote in favor of the Purchaser Stockholder Approval Matters and (4) directed that the Merger Agreement be executed and the Merger Agreement and Purchaser Stockholder Approval Matters be submitted to the Purchaser’s stockholders for their approval. This Agreement has been, and each Ancillary Document to which a Purchaser Party is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser Parties, enforceable against such Purchaser Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

(b) The (i) adoption of the Purchaser Post-Closing Certificate of Incorporation by the affirmative vote of (x) the holders of a majority in voting power of the outstanding shares of Purchaser Common Stock, voting together as a single class, (y) a majority of the outstanding shares of Purchaser Class A Common Stock, voting as a separate class, and (z) a majority of the outstanding shares of Purchaser Class B Common Stock, voting as a separate class, (ii) the election of each of the members of the Post-Closing Purchaser Board by a plurality of the votes cast, assuming a quorum is present, (iii) the approval of the Merger and other transactions contemplated hereby by the affirmative vote of the holders of a majority of the shares of Purchaser Common Stock that are voted at the Purchaser Special Meeting, assuming a quorum is present, (iv) the approval of the issuance of Purchaser Class A Common Stock and Purchaser Class C Common Stock to be issued hereunder as well as, to the extent applicable, in connection with any PIPE Investment, by a majority of the votes cast on such proposal by the holders of the Purchaser Common Stock entitled to vote thereon in accordance with and to the extent required pursuant to the Purchaser’s Organizational Documents, the Securities Act, the Exchange Act, the DGCL and the rules and regulations of the SEC and NYSE or any other applicable stock exchange and (v) the adoption and approval of the Stock Incentive Plan and the Employee Stock Purchase Plan by the affirmative vote of the holders of a majority of the shares of Purchaser Common Stock that are voted at the Purchaser Special Meeting, assuming a quorum is present, are the only votes or consents of the holders of any of the Purchaser’s shares of capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby, including the approval of the other Purchaser Stockholder Approval Matters. The affirmative vote or written consent of the Purchaser in its capacity as the sole stockholder of Merger Sub is the only vote or consent of the holders of any of Merger Sub’s shares of capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser Parties is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser Parties of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with the New York Stock Exchange (“NYSE”) or other applicable stock exchange, the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser Parties.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby, and compliance by the Purchaser Parties with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser Parties’ Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to a Purchaser Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser Party.

3.5 Capitalization.

(a) As of the date of this Agreement, Purchaser is authorized to issue 101,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of common stock, par value $0.0001 per share (“Purchaser Common Stock”) of which 80,000,000 shares have been designated Class A Common Stock (“Purchaser Class A Common Stock”) and 20,000,000 shares have been designated Class B Common Stock (“Purchaser Class B Common Stock”), and (ii) 1,000,000 million shares of preferred stock, par value $0.0001 per share (“Purchaser Preferred Stock”). As of the date of this Agreement, the outstanding shares of Purchaser Class A Common Stock, Purchaser Class B Common Stock and Purchaser Preferred Stock, together with all options, warrants or other securities or instruments convertible into or exchangeable for the foregoing, are listed on Schedule 3.5(a). All issued and outstanding Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Securities Act, the DGCL, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the issued and outstanding Purchaser Securities was issued in violation of any applicable securities Laws.

(b) Prior to giving effect to the Merger, Merger Sub is authorized to issue 100 shares of Merger Sub Common Stock, of which 100 shares are issued and outstanding, and all of which are held of record and beneficially owned solely by the Purchaser. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Schedule 3.5(c), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser or Merger Sub or (B) obligating the Purchaser or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Purchaser or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser or Merger Sub to repurchase, redeem or otherwise acquire any shares of the Purchaser or Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser or Merger Sub is a party with respect to the voting of any shares of the Purchaser or Merger Sub.

(d) All Indebtedness of the Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(d). No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e) Since the date of formation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) Except as set forth in Schedule 3.6(a), the Purchaser has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and the Purchaser has not taken any action prohibited by Section 402 of SOX regarding this Section 3.6(a). Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). As of their respective dates, the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is filed, furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Class A Common Stock, and the Purchaser Warrants are listed on NYSE, (B) the Purchaser has not received any written deficiency notice from NYSE relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by FINRA with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on NYSE and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of NYSE.

(b) The Purchaser maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Purchaser and other material information required to be disclosed by the Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Purchaser’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act. The Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the Purchaser Financials for external purposes in accordance with GAAP and there have been no significant deficiencies or material weakness in the Purchaser’s internal control over financial reporting (whether or not remediated) and no change in the Purchaser’s control over financial reporting that has materially affected, or is reasonably likely to materially affect the Purchaser’s internal control over financial reporting.

(c) Subject to the impact of any SEC SPAC Rule and Accounting Changes, the financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d) Subject to the impact of any SEC SPAC Rule and Accounting Changes, and except as to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business. The Purchaser has no off-sheet balance sheet arrangements.

(e) There are no outstanding loans or other extensions of credit made by the Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser. The Purchaser has not taken any action prohibited by Section 402 of SOX.

(f) Each director and executive officer of the Purchaser has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g) The Purchaser Class A Common Stock, Purchaser Public Units and Purchaser Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. There is no Action pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by NYSE or the SEC with respect to any intention by such entity to deregister the Purchaser Class A Common Stock, Purchaser Public Units or Purchaser Public Warrants or prohibit or terminate the listing of such securities on NYSE.

(h) Neither the Purchaser (including any employee thereof) nor the Purchaser’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Purchaser, (ii) any actual fraud, whether or not material, that involves the Purchaser’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Purchaser or (iii) any claim or allegation regarding any of the foregoing.

3.7 Absence of Certain Changes. As of the date of this Agreement, the Purchaser has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2021, not been subject to a Material Adverse Effect on the Purchaser.

3.8 Compliance with Laws. Each of the Purchaser Parties is, and since its formation has been, in compliance in all material respects with all Laws applicable to it and the conduct of its business, and neither of the Purchaser Parties has received written notice alleging any violation of applicable Law in any material respect by the Purchaser Parties.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Action to which the Purchaser is subject that, individually or in the aggregate, would reasonably be expected to be material to the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

3.10 Taxes and Tax Returns.

(a) Each of the Purchaser Parties has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions). Such Tax Returns are accurate and complete in all material respects and the Purchaser Parties have paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser Parties file or are required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser Parties in respect of any Tax, and neither Purchaser Party has been notified in writing of any proposed Tax claims or assessments against it. There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. Neither Purchaser Party has outstanding waivers or extensions of any applicable statute of limitations to assess any Taxes. There are no outstanding requests by the Purchaser Parties for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, neither of the Purchaser Parties has (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any Tax Liability or refund.

(c) Neither of the Purchaser Parties has knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11 Employees and Employee Benefit Plans. Neither of the Purchaser Parties (a) has any paid employees or (b) maintains, sponsors, contributes to or otherwise has any Liability under, any Benefit Plans.

3.12 Properties. Neither of the Purchaser Parties owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Neither of the Purchaser Parties owns or leases any material real property or material Personal Property.

3.13 Material Contracts.

(a) Other than this Agreement and the Ancillary Documents, as of the date of this Agreement, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, relates to any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it, compete with any other Person or solicit any other Person’s employees or customers or, after giving effect to the transactions contemplated hereby, would reasonably be expected to prohibit, prevent, restrict or impair in any material respect any business practice of the Target Companies as their businesses are currently conducted or restrict in any material respect the ability of any Target Company to engage in business as currently conducted by it, compete with any other Person or solicit any other Person’s employees or customers (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser (including the Sponsor or any Affiliate thereof), or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15 Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.16 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.17 Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.18 Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Merger Consideration in accordance with Article I (including the Earnout Shares) shall be, upon issuance and delivery of such Purchaser Common Stock, validly issued, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto (including the Earnout Shares) will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19 Certain Business Practices.

(a) Neither of the Purchaser Parties, nor any of their respective Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of each of the Purchaser Parties, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser Parties or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser Parties are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving either Purchaser Party with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser Parties or any of its respective directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of any Purchaser Party is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and neither of the Purchaser Parties has, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20 Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.21 Purchaser Trust Account. As of the close of business on February 16, 2023, the Trust Account has a balance of $174,159,812.49. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, or cash or cash equivalents and held in trust pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person to any portion of the proceeds in the Trust Account, other than public stockholders who shall have elected to redeem their public shares, as provided in the Trust Agreement and the SEC Reports.

3.22 Information Supplied. None of the information supplied or to be supplied by the Purchaser Parties expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser Parties expressly for inclusion or incorporation by reference in any of the Signing Press Release or the Signing Filing will, when filed or distributed, as applicable, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser Parties make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

3.23 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it (and each other Purchaser Related Party) has relied solely upon the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered by the Company to the Purchaser pursuant to the express terms of this Agreement; and (b) none of the Company Related Parties has made, and that no Purchaser Related Party has relied on, any representation or warranty as to the Target Companies, this Agreement or any other matter, except the representations and warranties of the Company expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered by the Company to the Purchaser pursuant to the express terms of this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer and to any other section to which such disclosure is reasonably apparent to apply on the face of such disclosure, the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing (except to the extent any such representation and warranty is made as of an earlier date, in which case as of such date), as follows:

4.1 Organization and Standing. Each Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business, in each case as of the date hereof.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors, and (b) other than the Required Company Stockholder Approval, do not require any other corporate proceedings on the part of the Company in order to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company Stockholder Support Agreements delivered by the Company include holders of Company Stock representing at least the Required Company Stockholder Approval, and such Company Stockholder Support Agreements are in full force and effect.

4.3 Capitalization.

(a) As of the date hereof, the Company is authorized to issue (i) 1,100,000 shares of Company Common Stock, 900,474.74 of which shares are issued and outstanding. As of the date of this Agreement, all of the issued and outstanding Company Common Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the record owners thereof, all of which shares and other equity interests are, to the Knowledge of the Company, owned free and clear of any Liens other than those imposed under the Company Charter or Company Stockholder Agreement or applicable securities Law. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract by which the Company or its securities are bound (including without limitation the Company Stockholder Agreement), to the extent such concepts are applicable to any such equity interests. As of the date hereof, the Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws in any material respect.

(b) As of the date hereof, there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding, other than as set forth in the Company Stockholder Agreement. There are no outstanding or authorized stock options, restricted stock, equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth in the Company Charter and the Company Stockholder Agreement, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter or the Company Stockholder Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance in all material respects with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials, since January 1, 2020, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests, (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the Subsidiaries of the Company, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, and (c) where the failure to make such Consents or to make such filings or notifications would not reasonably be expected have a Material Adverse Effect on such Target Company.

4.6 Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien, other than Permitted Liens, upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2022, and the related consolidated unaudited income statements and statements of cash flows for the fiscal year then ended. True and correct copies of the Company Financials are set forth in Schedule 4.7(a). The Company Financials (i) were prepared from the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except for the absence of footnote disclosures and other presentation items required for GAAP), and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company has established and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, and (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

(c) The Target Companies’ Indebtedness as of January 31, 2023 is set forth on Schedule 4.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest, if applicable) with respect to such Indebtedness. No Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) No Target Company has any Liabilities or other obligations required to be reflected on a balance sheet prepared in accordance with GAAP, except for those that are either: (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022 (the “Balance Sheet Date”) contained in the Company Financials or (ii) not material and were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

4.8 Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement, (a) except in connection with the transactions contemplated hereby, each Target Company has conducted its business only in the ordinary course of business consistent with past practice and (b) there has not occurred a Material Adverse Effect on the Target Companies, taken as a whole.

4.9   Compliance with Laws. Since January 1, 2020, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received any written notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 Company Permits. Each Target Company holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of such material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation, in any material respect, of the terms of any Company Permit, and, to the Knowledge of the Company, no Target Company has received any written or oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. There is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened; or (b) Order in effect or, to the Knowledge of the Company, pending, in either case of (a) or (b) by or against any Target Company, its business, equity securities or assets which, if finally determined adversely to the Target Companies (in the case of clause (a)), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect upon the Target Companies, taken as a whole. In the past two (2) years, none of the current officers or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a correct and complete list of, and the Company has made available to the Purchaser, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected, in each case as of date of Agreement, other than any Company Benefit Plan (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) relates to the purchase or sale of products (excluding purchase orders made in the ordinary course of business) or for the furnishing or receipt of services which by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate and cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice;

(viii) is with any Top Customer or Top Supplier;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person for individuals with base salary or anticipated annual base compensation (for non-employees) for 2023 of at least $150,000;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii) is for a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software; or

(xiv) will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) With respect to each Company Material Contract: (i) such Company Material Contract is binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect; and (iv) to the Knowledge of the Company, no Target Company has received written or oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements, software as a service agreements and other agreements for Software commercially available on terms to the public generally (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and summarizes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently owned by such Target Company, and previously owned by such Target Company, and has the right to use all other Intellectual Property licensed by such Target Company in the manner used by such Target Company. To the Knowledge of the Company, no item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors. For each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. All Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by any Target Company are in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. Other than any Contract between or among Target Companies, no Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, summarizes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has materially performed all obligations imposed on it in the Outbound IP Licenses.

(d) To the Company’s Knowledge, no Action is pending or threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Target Companies. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Company’s Knowledge, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned by any Target Company (“Company IP”) in any material respect.

(e) All officers, directors, employees and individual independent contractors of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Tax Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all federal, state, local and foreign income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld (whether or not shown on any Tax Returns), other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) There is no Action currently ongoing, or, to the Knowledge of the Company, threatened or pending, against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally, by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions currently ongoing against a Target Company in respect of any Tax, and no Target Company has been notified of any proposed Tax claims or assessments against it.

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, including in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return and no Target Company currently is the beneficiary of any extension of time within which to file any Tax Return or pay any Taxes due.

(g) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) any change in accounting method (except as required by a change in Law) on or prior to the Closing Date, (ii) ruling received from, or agreement signed with, any taxing authority on or prior to the Closing Date, (iii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date, or (vii) election under Section 108(i) if the Code.

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b).

(i) No Target Company has any material Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 or 361 of the Code; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation. No Target Company has any liability for the Taxes of any Person (other than a Target Company) under U.S. Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, or by contract (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).

(l) No Target Company (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) The Company is and has since formation been taxable as a C corporation for U.S. federal income tax purposes.

(n) No Target Company has any knowledge of any fact or circumstance the existence of which would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises leased or subleased or otherwise occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, and occupancy agreements therefor (collectively, the “Company Real Property Leases”). The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases or any terminated leases).

4.16 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, a valid leasehold interest in or a right or license to use or otherwise exploit, all of assets material to its business that are owned, leased, used or otherwise exploited by the Target Companies, taken as a whole, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the balance sheet as of the Balance Sheet Date included in the Company Financials. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies.

4.17 Employee Matters.

(a) No Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.17(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. As of the date hereof, no current officer or key employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) No Target Company employee is a party to a written employment Contract with a Target Company and each is employed “at will”. No Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) All independent contractors currently engaged by any Target Company, are a party to a written Contract with a Target Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, to the Company’s Knowledge, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.18 Benefit Plans.

(a) Set forth on Schedule 4.18(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted, where required, in accordance with GAAP on the Company Financials. No Target Company has any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b) Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists that is reasonably likely to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to the Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) to the Company’s Knowledge, no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(g) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(h) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) has been administered in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty or excise taxes paid pursuant to Sections 409A or 4999 of the Code or to provide for a gross-up thereof.

4.19 Environmental Matters.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect upon the Target Companies, taken as a whole:

(i) Each Target Company is and has been in compliance with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, materially modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits.

(ii) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material.

(iii) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(iv) To the Company’s Knowledge, no Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws.

(v) There is no investigation of the business, operations, or currently owned, operated, or (to the Company’s knowledge) leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(vi) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(b) The Company has provided to the Purchaser all environmental site assessments or other material environmental audits, studies, reports, analysis and results of investigations in the Company’s possession or control pertaining to real property currently or previously owned, leased, or operated by any Target Company.

4.20 Transactions with Related Persons. Except as set forth on Schedule 4.20, no Target Company nor any of its Affiliates, nor any officer or director of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.20, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company.

4.21 Insurance.

(a) Schedule 4.21(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. As of the date hereof, no such reported claim or pending circumstance is reasonably likely to result in damages in excess of $50,000. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.22 Top Customers and Suppliers. Schedule 4.22 lists, by dollar volume received or paid, as applicable, for the twelve (12) months ended on December 31, 2022, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or, to the Company’s Knowledge, intends to modify materially its material relationships with a Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer has notified the Company that it intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, and (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer.

4.23 Certain Business Practices.

(a) No Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.24 Privacy and Data Security.

(a) The Target Companies, and, to Knowledge of the Company, all vendors, processors, or other third parties acting for or on behalf of a Target Company in connection with the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession or control of the Target Companies, comply and at all times in the past three (3) years have complied, in all material respects with all of the following: (i) Privacy Laws; (ii) the Company Privacy and Data Security Policies; and (iii) any Contract requirements or terms of use concerning the Processing of Personal Information to which a Target Company is a party or otherwise bound as of the date hereof (“Privacy Agreements”). To the Knowledge of the Company, the operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person under applicable Law.

(b) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or result in a violation or breach of any Privacy Laws, Company Privacy and Data Security Policies (as currently existing or as existing at any time during which any Personal Information was collected or Processed by or for the Target Companies, or Privacy Agreements); or (ii) require the consent of or notice to any Person concerning such Person’s Personal Information.

(c) The Company has delivered or made available to the Purchaser true, complete, and correct copies of all Company Privacy and Data Security Policies.

(d) To the Knowledge of the Company, no Person has obtained unauthorized access to Personal Information in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company (a “Security Incident”). The Target Companies have not notified and, to Knowledge of the Company, there have been no facts or circumstances that would require a Target Company to notify, any Governmental Authority or other Person of any Security Incident.

(e) In the past three (3) years, the Target Companies have not received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority or other Person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other Action, (i) relating to any actual, alleged, or suspected Security Incident or violation of any Privacy Agreements, or any Person’s individual privacy rights involving Personal Information in the possession or control of the Target Companies, or held or Processed by any vendor, processor, or other third party for or on behalf of the Target Companies; (ii) prohibiting or threatening to prohibit the transfer of Personal Information to any place; or (iii) permitting or mandating any Governmental Authority to investigate, requisition information from, or enter the premises of, the Target Companies, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing.

(f) Each Target Company has at all times in the past three (3) years implemented and maintained, and required all vendors, processors, or other third parties that Process any Personal Information for or on behalf of the Target Companies to implement and maintain, commercially reasonable security measures, plans, procedures, controls, and programs consistent with Privacy Agreements.

(g) The Company maintains a cyber insurance policy that is adequate and suitable for the nature and volume of Personal Information Processed by or on behalf of the Target Companies and is sufficient for compliance with all applicable Laws and Contracts to which any of the Target Companies is a party or by which it is bound. The Company has delivered or made available to the Purchaser a true, complete, and correct copy of such cyber insurance policy.

4.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.26 Finders and Brokers . No Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.27 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.28 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release or the Signing Filing will, when filed or distributed, as applicable, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.29 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (as modified by the Company Disclosure Schedules), neither the Company nor any other Target Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to the Purchaser (including any information, documents or material made available to the Purchaser in the SecureDocs dataroom, management presentations or in any other form in expectation of the transactions contemplated by this Agreement) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Article V
COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 5.16, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all officers, properties, offices and other facilities and to all Contracts, agreements, commitments, books and records, financial and operating data and other information in the Company’s or its Representatives’ possession (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that (i) the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies and (ii) the Target Companies shall not be required to provide, or cause to be provided to, the Purchaser or any of its Representatives any information if and to the extent doing so would (1) violate any Law to which the Target Companies are subject, (2) violate any legally-binding obligation of the Target Companies as of the date hereof with respect to confidentiality, non-disclosure or privacy or (3) jeopardize protections afforded to any Target Company under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (1) through (3), the Target Companies shall use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed, including, to the extent applicable, through redacting party names and/or competitively sensitive or identifiable information) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner (including, to the extent applicable, through redaction) without violating such privilege, doctrine, Contract, obligation or Law, provided that the Target Companies shall provide prompt written notice of the withholding of access or information on any such basis.

(b) During the Interim Period, subject to Section 5.16, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all officers, properties, offices and other facilities and to all Contracts, agreements, commitments, books and records, financial and operating data and other information in the Purchaser’s or its Representatives possession (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that (i) the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries and (ii) the Purchaser and its Subsidiaries shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information if and to the extent doing so would (1) violate any Law to which the Purchaser and/or any of its Subsidiaries are subject, (2) violate any legally-binding obligation of the Purchaser or any of its Subsidiaries as of the date hereof with respect to confidentiality, non-disclosure or privacy or (3) jeopardize protections afforded to the Purchaser or any of its Subsidiaries under the attorney-client privilege or the attorney work product doctrine; provided that, in case of each of clauses (1) through (3), the Purchaser and its Subsidiaries shall use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed, including through the redaction of party names and/or other sensitive competitive information) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner (including through the redaction of party names and/or other sensitive competitive information) without violating such privilege, doctrine, Contract, obligation or Law, provided that the Purchaser and its Subsidiaries shall provide prompt written notice of the withholding of access or information on any such basis.

5.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, and (ii) use commercially reasonable efforts to (A) comply, in all material respects, with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (B) preserve intact, in all material respects, their respective business organizations, keep available the services of their respective managers, directors, officers, employees and consultants, and preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law or in connection with a Permitted Financing;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities (in each case, except in connection with any Permitted Financing;

(iii) split, reverse split, combine, subdivide, exchange, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to directors, officers or employees in the ordinary course of business or pursuant to the Company’s advancement obligations under its Organizational Documents or any indemnification agreement with such Person in effect as of the date hereof), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate (in each case other than indebtedness of the Company convertible into Company Common Stock issued in connection with a Permitted Financing);

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make, change, or rescind any material election relating to Taxes, settle any Action relating to Taxes, amend any Tax Return or file a claim for refund, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Target Company (other than in connection with automatic extensions of time to file Tax Returns obtained in the ordinary course of business), or adopt or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, material Company Licensed IP or other material Company IP (excluding non-exclusive licenses of Company Licensed IP to Target Company customers in the ordinary course of business consistent with past practice and excluding licenses to Off-the-Shelf Software), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any material new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any Action (other than Transaction Litigation, which shall be subject to Section 5.9(f)), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $100,000 individually or $300,000 in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets or otherwise, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xix) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, except in connection with a Permitted Financing;

(xx) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxi) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses in the ordinary course of business consistent with past practice); or

(xxiii) authorize or agree to do any of the foregoing actions.

Notwithstanding anything in this Section 5.2 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Target Companies prior to the Closing, and (b) any action taken, or omitted to be taken, by any Target Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any applicable Law or Order issued by a Governmental Authority providing for business closures, “sheltering-in-place” or other restrictions that relates to or is a result of COVID-19 shall in no event be deemed to constitute a breach of this Section 5.2.

5.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, and (ii) use commercially reasonable efforts to (A) comply, in all material respects, with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (B) preserve intact, in all material respects, their respective business organizations, keep available the services of their respective managers, directors, officers, employees and consultants, and preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents, the IPO Prospectus and Section 5.23, the deadline by which it must complete its Business Combination (an “Extension”); provided that the Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on any related disclosures that the Purchaser intends to file or furnish with the SEC in advance of such filing or furnishing.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement, or the Ancillary Documents or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) except in connection with any PIPE Investment, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, reverse split, combine, subdivide, exchange, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds from the Sponsor necessary to finance its ordinary course and reasonably incurred administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any PIPE Investment and the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness for Extension Expenses during the Interim Period of $1,500,000);

(v) make, change, or rescind any material election relating to Taxes, settle any Action relating to Taxes, amend any Tax Return or file a claim for refund, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Purchaser (other than in connection with automatic extensions of time to file Tax Returns obtained in the ordinary course of business), or adopt or make any material change in its accounting or Tax policies or procedures, in each case except as required to do so by a final “determination” (as defined in Section 1313(a) of the Code and any corresponding or similar applicable provision of state, local or foreign Law;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract or enter into any Contract that would be a Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any Action (other than Transaction Litigation, which shall be subject to Section 5.9(f)), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 individually or $300,000 in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets or otherwise, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting, redemption or acquisition of, or otherwise relating to, Purchaser Securities;

(xviii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xix) authorize or agree to do any of the foregoing actions.

5.4 Annual and Interim Financial Statements. During the Interim Period, the Company shall deliver to the Purchaser any monthly, quarterly and annual unaudited consolidated income statements and unaudited consolidated balance sheets of the Target Companies it prepares in the ordinary course of business for its Board of Directors promptly following the preparation of such financial statements. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

5.5 Purchaser Public Filings; Stock Exchange Listing. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Class A Common Stock and the Purchaser Public Warrants on the NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on the NYSE or other applicable stock exchange agreed upon by the Parties, only the Purchaser Class A Common Stock and the Purchaser Public Warrants.

5.6 No Solicitation; Change in Recommendation.

(a) For purposes of this Agreement:

(i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction,

(ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale or acquisition by a Person (or group of Persons) of (x) all or any material part of the business or assets of the Target Companies, taken as a whole (other than in the ordinary course of business consistent with past practice) or (y) except as permitted (or not restricted) under Section 5.2 (including in connection with a Permitted Financing), any of the shares or other equity interests or profits of any Target Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) that is or concerns (x) a Business Combination involving Purchaser or any of its Affiliates or (y) except as permitted (or not restricted) under Section 5.3 (including in connection with a PIPE Investment), any equity, debt or similar investment in the Purchaser or any of its Affiliates; and

(iii) an “Intervening Event” means, with respect to either the Company or the Purchaser, a material event, fact, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal or Alternative Transaction) that was not known by, and was not reasonably foreseeable to, the Company Board or Purchaser Board, respectively, as of the date of this Agreement (or the consequences or magnitude of which were not known by, or reasonably foreseeable to, the relevant board of directors as of the date of this Agreement), and that becomes known to such board of directors after the date of this Agreement and prior to the time the Required Company Stockholder Approval or the Required Purchaser Stockholder Approval, respectively, is obtained, and does not relate to, and excludes, (A) the transactions contemplated hereby or this Agreement (or any actions taken pursuant to this Agreement) (including, with respect to the Company, the obtaining of any Permitted Financing) including clearance of the transactions by any Governmental Authority or under any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 5.9; (B) any change in the price or trading volume of the Purchaser Class A Common Stock, and (C) any change described in subsections (i) through (viii) of the definition of “Material Adverse Effect”; provided, however, that any such change described in this clause (C) described in subsections (i) through (v) of the definition of “Material Adverse Effect” may be taken into account in determining whether an Intervening Event has occurred to the extent that it disproportionately affects the relevant Party, taken as a whole, relative to other participants in the industries or geographical areas in which such Party operates.

(b) Except as otherwise provided in this Section 5.6, during the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate the making, submission or announcement of any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or otherwise change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Purchaser Board Recommendation (in the case of the Purchaser and Merger Sub) or the Company Board Recommendation (in the case of the Company) (as applicable, a “Change in Recommendation”), (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party or (vii) agree or resolve to do any of the foregoing.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral), as applicable, and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the other Party promptly informed of the status of any such inquiries, proposals, offers or requests for information. At the commencement of the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d) Notwithstanding anything in this Section 5.6 or otherwise in this Agreement to the contrary, if, at any time prior to (but not after) obtaining the Required Company Stockholder Approval or the Required Purchaser Stockholder Approval, the Board of Directors of the Company or the Purchaser, respectively, determines in good faith, in response to an Intervening Event, after consultation with its outside legal counsel, that the failure to make a Change in Recommendation would be a breach of its fiduciary duties under applicable Law, such Party’s Board of Directors may make a Change in Recommendation; provided that such Party will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (i) such Party delivers to the other Party a written notice (a “Change in Recommendation Notice”) advising such other Party that its Board of Directors proposes to take such action and containing the material facts underlying its Board of Directors’ determination that an Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Change in Recommendation Notice is delivered (such period from the time the Change in Recommendation Notice is delivered until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which the Change in Recommendation Notice is delivered (it being understood that any material development with respect to an Intervening Event shall require a new notice but with an additional three (3) Business Day period from the date of such notice), the “Change in Recommendation Notice Period”), the Board of Directors of the Party that proposes to take such action reaffirms in good faith (after consultation with its outside legal counsel and taking into account any adjustments in the terms and conditions of this Agreement offered by the other Party as described in the following sentence) that the failure to make a Change in Recommendation would be a breach of its fiduciary duties under applicable Law. If requested by the other Party, the Party proposing to take such action pursuant to this Section 5.6(d) will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Change in Recommendation Notice Period, engage in good faith negotiations with the other Party and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation.

(e) Notwithstanding anything to the contrary contained in this Agreement, during a Change in Recommendation Notice Period, the obligations of the Purchaser and/or the Purchaser Board to give notice for or to convene a meeting, to make a recommendation, or, except as required by applicable Law, to make filings with the SEC with respect to the proposals contemplated herein shall be tolled to the extent reasonably necessary until such time as Purchaser has filed an update to the Proxy Statement/Registration Statement with the SEC (which Purchaser shall file as promptly as practicable after the Change in Recommendation by the Purchaser Board), and in the event a filing and/or notice for a meeting was made prior to the Change in Recommendation Notice Period, the Purchaser shall be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, unless this Agreement is terminated by the Company, Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Stockholder Meeting shall not be affected by any Change in Recommendation by the Purchaser Board. To the fullest extent permitted by applicable Law, the Company’s obligations to seek the Required Company Stockholder Approval shall not be affected by any Change in Recommendation by the Company Board.

(f) Notwithstanding anything to the contrary herein, nothing in this Section 5.6 shall (i) limit the Company’s and its Representatives’ ability to (A) have discussions with third parties and provide such third parties confidential information in connection with a Permitted Financing, (B) negotiate or enter into a letter of intent, agreement in principle, term sheet or definitive agreement relating to any Permitted Financing or (C) consummate a Permitted Financing, or (ii) limit the Purchaser’s and its Representatives’ ability to (A) have discussions with third parties and provide such third parties confidential information in connection with a PIPE Investment and (B) negotiate or enter into a letter of intent, agreement in principle, term sheet or definitive agreement relating to any PIPE Investment to be consummated at Closing, in each of cases (A) and (B) of this clause (ii) to the extent permitted by and conducted in accordance Section 5.20.

5.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and the NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (b) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (c) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed or (d) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement; provided that the foregoing should not include any press release or other announcement by any law firm that it is commencing an investigation or similar action in connection with the transactions contemplated hereby. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article VII, (ii) the receipt of all applicable Consents of Governmental Authorities, and (iii) the taking of the actions outlined in Schedule 5.9(a)) (the “Pre-Closing Corporate Actions”) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Notwithstanding the foregoing, nothing in this Section 5.9 or otherwise in this Agreement shall require the Parties to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of the Purchaser or the Company, or otherwise take any action that limits the freedom of action with respect to, or the ability to retain any of the businesses, product lines or assets of the Purchaser or the Company. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any substantive communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all reasonable best efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) At the request of the Purchaser, the Company shall make members of its management reasonably available to participate in management presentations, “road shows,” rating agency presentations, meetings with financing sources and similar events in connection with obtaining the approval of the Purchaser stockholders, the Purchaser’s “share recycling” efforts and/or the obtaining of any debt or equity financing (including PIPE Investment) or the obtaining of ratings or Governmental Authority and other third-party approvals.

(f) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Purchaser, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Actions (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of the Purchaser, the Purchaser or any of its Representatives (in their capacity as a representative of the Purchaser) or, in the case of the Company, any Target Company or any of their respective Representatives (in their capacity as a representative of the Company). The Purchaser and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation. Notwithstanding the foregoing, in no event shall (A) the Company, any other Target Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed) or (B) the Purchaser or any of its respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(g) The Company shall use its reasonable best efforts to take, or cause to be taken, the actions outlined in Schedule 5.9(g).

5.10 Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties agree (i) to file and retain such information as shall be required under Treasury Regulations Section 1.368-3, and (ii) to file all Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required by a “determination” that is final within the meaning of Section 1313(a) of the Code.

(b) If, in connection with the preparation and filing of the Registration Statement (as defined below) or any other filing required by applicable Law or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Merger be prepared and submitted (a “Tax Opinion”), (i) the Purchaser and the Company shall each use their reasonable best efforts to deliver to Eversheds Sutherland, EGS and Wilmer Cutler Pickering Hale and Dorr LLP, respectively, in connection with any Tax Opinion to be rendered by such counsel, customary Tax representation letters satisfactory to such counsel, dated and executed as of such date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Registration Statement or any other filing required by applicable Law, and (ii) the Purchaser and the Company shall each use its reasonable best efforts to cause (x) Eversheds Sutherland or EGS and (y) Wilmer Cutler Pickering Hale and Dorr LLP, respectively, to furnish a Tax Opinion, with respect to the Intended Tax Treatment of the Merger, subject to customary assumptions and limitations and satisfactory to the SEC.

(c) Prior to the Closing, the Company shall deliver or cause to be delivered to the Purchaser a certification that the shares of Company Common Stock are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the Internal Revenue Service (which shall be filed by the Purchaser with the Internal Revenue Service following the Closing), in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code.

5.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall, with the reasonable assistance of the Company, prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”) and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters. Subject to Section 5.6(d), the Proxy Statement shall include the Purchaser Board Recommendation and proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote at the Purchaser Special Meeting in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger, (ii) the issuance of Purchaser Common Stock to be issued hereunder as well as, to the extent applicable, in connection with any PIPE Investment, by the holders of Purchaser Common Stock in accordance with and to the extent required pursuant to the Purchaser’s Organizational Documents, the Securities Act, the Exchange Act, the DGCL and the rules and regulations of the SEC and NYSE or any other applicable stock exchange, (ii) the change of name of the Purchaser and the adoption and approval of the Purchaser Post-Closing Certificate of Incorporation, (iii) adoption and approval of a new equity incentive plan in the form to be prepared by the Company and reasonably agreed upon by the Purchaser and having the terms set forth in Section 5.21 (the “Stock Incentive Plan”), (iv) the adoption and approval of a new employee stock purchase plan in the form to be prepared by the Company and reasonably agreed upon by the Purchaser and having the terms set forth in Section 5.21 (the “Employee Stock Purchase Plan”), (v) the election of the members of the Post-Closing Purchaser Board in accordance with Section 5.17 hereof, (vi) such other matters as the Company and the Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through this (vi), collectively, the “Purchaser Stockholder Approval Matters”), and (vii) the adjournment of the Purchaser Special Meeting, if necessary. The Purchaser shall not postpone or adjourn the Purchaser Special Meeting without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed); provided that if on the date for which the Purchaser Special Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, the Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting; provided further that, without the written consent of the Company (not to be unreasonably withheld, conditioned or delayed), in no event shall the Purchaser (x) adjourn the Purchaser Special Meeting for more than 15 Business Days later than the most recently adjourned meeting or to a date that is beyond the Outside Date or (y) change the record date for the Purchaser Special Meeting (whether or not in connection with any adjournment or postponement thereof) after it is initially fixed by the Purchaser’s board of directors. In connection with the Registration Statement, the Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Securities Act, the Exchange Act, the DGCL and the rules and regulations of the SEC and the NYSE or other applicable stock exchange. The Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that is required or advisable pursuant to applicable Law for inclusion in the Registration Statement, or in any amendments or supplements thereto.

(b) The Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of the Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement will (i) at the time the Registration Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act or (ii) at the date the Proxy Statement is first mailed to the Purchaser stockholders and at the time of the Purchaser Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents. If, at any time prior to the Effective Time, any information relating to the Company, the Purchaser or any of their respective Subsidiaries, Affiliates, directors, managers or officers that is required to be set forth in an amendment or supplement to the Registration Statement, so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, is discovered by the Company or the Purchaser, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Purchaser stockholders.

(c) The Purchaser, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its reasonable best efforts to cause the Registration Statement to “clear” comments from the SEC and become effective, as promptly as reasonably practicable. The Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, including by allowing the Company and its counsel to participate in any discussions or meetings with the SEC or its staff. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement (including any amendments thereto) each time before any such document is filed with the SEC, and the Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. The Purchaser will advise the Company, reasonably promptly after the Purchaser receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, and in any event within ten (10) days of such finalization and effectiveness, the Purchaser shall distribute the Registration Statement to the Purchaser’s stockholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the Securities Act, the Exchange Act and the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement. The Purchaser shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Purchaser Stockholder Approval Matters.

(e) The Purchaser shall comply with all applicable Laws, any applicable rules and regulations of the NYSE or other applicable stock exchange, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

5.13 Stockholder Approval of Merger Sub. As promptly as reasonably practicable (and in any event no later than five (5) Business Days following the date of this Agreement), the Purchaser, as the sole stockholder of Merger Sub, will duly approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (the “Merger Sub Stockholder Approval”).

5.14 Company Stockholder Approval. As promptly as practicable after the Registration Statement has become effective, subject to Section 5.6(d), the Company will solicit and use its reasonable best efforts to obtain (including by taking such actions as are necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Company Stockholder Support Agreements) the Required Company Stockholder Approval by written consent of the Company’s stockholders in lieu of a meeting of stockholders.

5.15 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, not later than the date of the execution of this Agreement, issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws. The Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment on the Signing Filing before it is filed with the SEC, and the Company and the Purchaser shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Party) the contents of the Signing Filing prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the day after the proposed draft of the Signing Filing is made available to the Company’s counsel ). In connection with the preparation of the Signing Press Release, the Signing Filing or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby during the Interim Period, each Party shall, upon request by any other Party, furnish the Party with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.16 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder, enforcing its rights hereunder or thereunder, or in furtherance of its authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.16(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

5.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of at least five (5) individuals, but no more than seven (7). The Parties shall take all necessary action to, effective immediately following the Closing, designate and appoint to the Post-Closing Purchaser Board (i) the two (2) individuals that are designated by the Purchaser prior to the Closing (the “Purchaser Directors”), at least one of whom shall qualify as an independent director under NYSE or other applicable stock exchange rules, and (ii) the three (3) persons that are designated by the Company prior to the Closing, including Michael Seifert as the Chair of the Post-Closing Purchaser Board (the “Company Directors”), at least two (2) of whom shall be required to qualify as an independent director under NYSE or other applicable stock exchange rules. Any additional directors appointed to the Post-Closing Board shall be required to qualify as an independent director under NYSE or other applicable stock exchange rules. The Post-Closing Purchaser Board shall consist of three classes of directors serving staggered terms; the Purchaser Directors shall be designated as part of the “middle” class of such directors and Michael Seifert shall be designated as part of the class of directors whose initial term will be the longest. The board of directors of the Surviving Corporation immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing. At or prior to the Closing, the Purchaser will provide each Purchaser Director and Company Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director or Company Director, respectively.

(b) The Purchaser shall take all action necessary, including causing the removal or resignation of the executive officers of the Purchaser as of immediately prior to the Effective Time, so that the individuals serving as the chief executive officer, chief financial officer, and other executive officer positions, respectively, of the Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Merger Sub or the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser, Merger Sub or the Company or any of its Subsidiaries (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, Merger Sub or the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser, the Surviving Corporation and each of its Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in such Organizational Documents to the extent permitted by applicable Law.

(b) For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall, prior to the Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the Purchaser D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the Purchaser D&O Tail Insurance.

(c) For the benefit of the Company’s and each of its Subsidiaries’ directors and officers, the Company shall, prior to the Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage.  If obtained, the Purchaser and the Surviving Corporation shall cause to be maintained the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser and the Surviving Corporation shall timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance.

(d) Prior to the Closing, the Purchaser and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for the Purchaser and the Company that shall be effective as of Closing and will cover those Persons who will be the directors and officers of the Purchaser and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (i) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (ii) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on the NYSE which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business, anticipated market capitalization and revenues) as the Company.

(e) The provisions of this Section 5.18 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

5.19 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by the Purchaser from any PIPE Investment shall first be used to pay (a) the Purchaser’s accrued Expenses, (b) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO, (c) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), or other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses and (d) any other unpaid Expenses of the Purchaser and the Company as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Such Expenses will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporation.

5.20 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, the Purchaser may, but shall not be required to, enter into and consummate subscription agreements with investors relating to a private equity investment in the Purchaser to purchase shares of the Purchaser in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company and the Purchaser, acting reasonably (a “PIPE Investment”), and, if the Purchaser elects to seek a PIPE Investment and the Company agrees to the price and other terms thereof, the Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser).

5.21 Adoption of Long-Term Incentive Plan and Employee Stock Purchase Plan. Prior to the effectiveness of the Registration Statement, the Purchaser shall adopt the Stock Incentive Plan and Employee Stock Purchase Plan, which plans shall, in accordance with their terms, and subject to any required approval of the holders of Purchaser Common Stock, become effective as of the Effective Time. The number of shares of Purchaser Class A Common Stock available for issuance under the Stock Incentive Plan shall be the sum of (i) a number of shares of Purchaser Class A Common Stock equal to 15% of the total number of shares of Purchaser Common Stock that are issued and outstanding as of immediately following the Effective Time and (ii) an annual increase to be added on the first day of each fiscal year, commencing on January 1, 2024 and continuing for each fiscal year until, and including, January 1, 2033, equal to the lesser of (A) 1% of the outstanding shares of Purchaser Common Stock on such date and (B) the number of shares of Purchaser Common Stock determined by the Post-Closing Purchaser Board; provided that, in addition to the foregoing, a number of shares of Purchaser Class A Common Stock sufficient to issue the Earnout Equity Awards pursuant to Section 1.12 shall also be available for issuance under the Stock Incentive Plan. The number of shares of Purchaser Class A Common Stock available for issuance under the Employee Stock Purchase Plan shall be the sum of (i) a number of shares of Purchaser Class A Common Stock equal to 2% of the total number of shares of Purchaser Common Stock that are issued and outstanding as of immediately following the Effective Time and (ii) an annual increase to be added on the first day of each fiscal year, commencing on January 1, 2024 and continuing for each fiscal year until, and including, January 1, 2033, equal to the least of (A) 1% of the outstanding shares of Purchaser Common Stock on such date, (B) 425,000 shares of Purchaser Common Stock, or (C) the number of shares of Purchaser Common Stock determined by the Post-Closing Purchaser Board.

5.22 Listing. During the Interim Period, the Purchaser shall use its reasonable best efforts to ensure that Purchaser remains listed as a public company on, and for shares of Purchaser Class A Common Stock and Purchaser Public Warrants to be listed on, the NYSE. Purchaser shall use its reasonable best efforts to cause the Purchaser Class A Common Stock (including the Earnout Shares and shares of Purchaser Class A Common Stock issuable upon conversion of shares of Purchaser Class C Common Stock) to be issued in connection with the transactions to be approved for listing on the NYSE as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date; provided, that if such approval cannot reasonably be obtained, the Purchaser shall use its reasonable best efforts to cause the Purchaser Class A Common Stock (including the Earnout Shares and shares of Purchaser Class A Common Stock issuable upon conversion of shares of Purchaser Class C Common Stock) to be issued in connection with the transactions to be approved for listing on such other stock exchange as is mutually agreed to by the Parties as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

5.23 SPAC Extension. In the event Purchaser determines in good faith that an extension of the time period for the Purchaser and the Company to consummate their Business Combination is reasonably necessary to consummate the transactions contemplated by this Agreement, the Purchaser may in its discretion prepare and file with the SEC a proxy statement (as such filing is amended or supplemented, the “Extension Proxy Statement”), for the purpose of amending the Purchaser’s Organizational Documents and the Trust Agreement, in each case, to extend the time period for the Purchaser to consummate a Business Combination to a date to be mutually agreed between the Purchaser and the Company (such date as is ultimately approved at the Purchaser Extension Stockholder Meeting, the “Extension Date” and such proposal, the “Extension Proposal”). The Purchaser shall comply in all material respects with all applicable Laws, any applicable rules and regulations of the NYSE, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Extension Proxy Statement, if any, any solicitation of proxies thereunder, the holding of a meeting of Purchaser’s stockholders to consider and vote on the Extension Proposal (the “Purchaser Extension Stockholder Meeting”) and their rights of Redemption related thereto and making appropriate filings with the SEC. Section 5.12 shall apply mutatis mutandis to the Extension Proxy Statement, Extension Proposal and Purchaser Extension Stockholder Meeting.

5.24 Employment Agreements and Non-Competition Agreements. Promptly following the date hereof, (a) the Purchaser and the Company will use their reasonable best efforts to cause the Employment Agreements to be entered into no later than the date the first amendment to the Registration Statement is filed with the SEC, which Employment Agreements shall become effective only when and if the Closing occurs, and (b) the Purchaser and the Company will use their respective reasonable best efforts to cause the Non-Competition Agreements to be entered into no later than the date the first amendment to the Registration Statement is filed with the SEC, which Non-Competition Agreements shall become effective only when and if the Closing occurs.

5.25 280G Matters. Prior to the Closing Date, the Company shall (a) use reasonable efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) who may receive any payments or benefits in connection with the transactions contemplated by this Agreement that could be considered “parachute payments” under Section 280G(b)(2) of the Code (“Section 280G Payments”) a waiver of his or her right to receive or retain such payments or benefits to the extent necessary so that no payment or benefit received by such disqualified individual shall be a “parachute payment” under Section 280G(b) of the Code, and (b) submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the right of any disqualified individual that has executed such waiver to receive or retain the Section 280G Payments. At least five (5) Business Days prior to the vote, the Purchaser and its counsel shall be given the right to review and comment on all documents required to be delivered to the Company stockholders in connection with such vote and any required disqualified individual waivers or consents, and the Company shall consider in good faith all reasonable comments of the Purchaser thereon. The Purchaser and its counsel shall be provided copies of all documents executed by the stockholders and disqualified individuals in connection with the vote.

Article VI
NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Survival.

(a) The representations and warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and its Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or its Representatives with respect thereto. The covenants and agreements made by the Company in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

(b) The representations and warranties of the Purchaser and the Purchaser Representative contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser or Purchaser Representative pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Purchaser, Purchaser Representative and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Purchaser, the Purchaser Representative or their respective Representatives with respect thereto. The covenants and agreements made by the Purchaser and/or the Purchaser Representative in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

6.2 Remedies. From and after the Closing, except with respect to Fraud Claims or claims for post-Closing breaches of this Agreement, no Party shall have any recourse against any other Party hereto with respect to matters arising under this Agreement prior to Closing of any kind or nature, including for any breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

Article VII
CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters shall have been approved by the requisite vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents and applicable Law (the “Required Purchaser Stockholder Approval”).

(b) Required Company Stockholder Approval. The requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the DGCL, the Company’s Organizational Documents, any stockholder agreement or otherwise) shall have adopted this Agreement and approved the Merger and other transactions contemplated by this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound in accordance with the DGCL and the Company’s Organizational Documents (the “Required Company Stockholder Approval”).

(c) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under the HSR Act shall have expired or been terminated.

(d) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(e) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and any PIPE Investment, the Purchaser shall have net tangible assets of at least $5,000,001.

(f) Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(h) Stock Exchange Listing. The shares of Purchaser Class A Common Stock (including the Earnout Shares and the shares of Purchaser Class A Common Stock issuable upon conversion of shares of Purchaser Class C Common Stock) to be issued in the Merger shall have been listed for trading on the NYSE or such other stock exchange as agreed to by the Company and the Purchaser, subject only to the official notice of issuance thereof, the Purchaser shall be able to satisfy any applicable initial and continuing listing requirements, as applicable, of the NYSE or such other stock exchange immediately following the Effective Time, and the Purchaser shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time.

7.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent legally permissible, written waiver by the Company of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the Closing Date as if made on the Closing Date, (other than those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been accurate as of such date), except for any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser and Merger Sub shall have performed in all material respects all of the Purchaser’s and Merger Sub’s obligations and complied in all material respects with all of the Purchaser’s and Merger Sub’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser and no event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Purchaser shall have occurred since the date of this Agreement.

(d) Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash and cash equivalents, including the proceeds of any PIPE Investment to be consummated contemporaneously with Closing (which, for the avoidance of doubt, shall be deemed to have been received by the Purchaser for purposes of this calculation) and funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption and the payment of the Purchaser’s and the Company’s aggregate unpaid Expenses) in an amount at least equal to (i) $33,000,000 minus (ii) the lesser of (A) $15,000,000 and (B) the amount of Purchaser’s and the Company’s aggregate unpaid Expenses immediately prior to the Closing, minus (iii) the amount of the proceeds actually received by the Company in any Permitted Financing.

(e) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b), 7.2(c) and 7.2(d).

7.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver by the Purchaser of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the Closing Date as if made on the Closing Date, (other than those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been accurate as of such date), except for any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b), 7.3(c) and 7.3(h).

(e) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (i) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (ii) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders and (iii) evidence that the Required Company Stockholder Approval has been obtained.

(f) Good Standing. The Company shall have delivered to the Purchaser a good standing certificate for the Company and each Subsidiary certified as of a date no earlier than thirty (30) days prior to the Closing Date from the Secretary of State of the State of Delaware.

(g) Employment Agreement; Non-Competition Agreement. Michael Seifert shall have executed and delivered an Employment Agreement and a Non-Competition Agreement, in each case to be effective as the Closing, in form and substance reasonably acceptable to the Purchaser.

(h) Pre-Closing Corporate Actions. The Pre-Closing Corporate Actions shall have been completed in all material respects.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to any Target Company) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company to the other Party if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by September 11, 2023 (the “Outside Date”) (provided, that if the Purchaser seeks and obtains an Extension, the Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date until the last date for the Purchaser to consummate its Business Combination pursuant to such Extension, but in no event later than December 31, 2023); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company to the other Party if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable;

(d) by written notice by the Company to the Purchaser, if there has been a breach by the Purchaser or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser or Merger Sub shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (i) thirty (30) days after written notice of such breach or inaccuracy is provided to the Purchaser or (ii) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time the Purchaser is in material uncured breach of this Agreement, (ii) the Company has not, on or prior to March 9, 2023, delivered to the Purchaser PCAOB audited annual financial statements of the Company as of and for the year ended December 31, 2022, prepared in accordance with GAAP as required by applicable securities laws; provided, that the Purchaser shall no longer have the right to exercise its right to terminate this Agreement pursuant to this Section 8.1(e)(ii) on or after the delivery by the Company of such audited financial statements; or (iii) Michael Seifert has not, on or prior to the date on which the first amendment to the Registration Statement is filed with the SEC, executed and delivered an Employment Agreement and a Non-Competition Agreement (in each case to be effective as the Closing) in form and substance reasonably acceptable to the Purchaser.

(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured and continuing;

(g) by written notice by either the Purchaser or the Company to the other Party, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained;

(h) by written notice by the Purchaser to the Company, if the Required Company Stockholder Approval was not obtained on or before 11:59 PM Eastern Time on the fifth (5th) Business Day following the day on which the Registration Statement is declared effective under the Securities Act;

(i) by written notice by the Company to the Purchaser no later than May 22, 2023, if the Company has been unable to obtain the proceeds from a Permitted Financing in an amount equal to at least $15,000,000 on or before May 15, 2023;

(j) by written notice by the Company to the Purchaser within ten (10) Business Days immediately following the relevant Change of Recommendation, if the Board of Directors of the Purchaser, or any committee thereof, shall have made a Change in Recommendation; or

(k) by written notice by the Purchaser to the Company within ten (10) Business Days immediately following the relevant Change of Recommendation, if the Board of Directors of the Company, or any committee thereof, shall have made a Change in Recommendation.

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.16, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses. Subject to Section 9.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided, however, that all costs and expenses (including the filing fee) of preparing and filing any required notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall be split equally between  by the Purchaser and the Company. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, any Extension Expenses and any excise tax in connection with the Redemption.

8.4 Termination Fee. Notwithstanding Section 8.3 above, in the event that there is a valid and effective termination of this Agreement pursuant to Sections 8.1(e)(i), 8.1(h), 8.1(i) or 8.1(k), then the Company shall, upon Purchaser’s election (such election to be made by written notice to the Company within five (5) Business Days of such termination), pay to the Purchaser a termination fee in an amount equal to 50% of the amount of proceeds, if any, actually received by the Company pursuant to a Permitted Financing prior to such termination (but excluding proceeds of a Permitted Financing received from any of the parties listed on Schedule 8.4 or any Affiliate thereof or a vehicle established by any of them to effect such financing) (such amount, the “Termination Fee”). The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Purchaser within five (5) Business Days after Purchaser delivers its wire instructions to the Company. The Parties acknowledge and hereby agree that the provisions of this Section 8.4 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the Parties would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.4, and, in order to obtain such payment, the Purchaser makes a claim against the Company that results in a judgment, the Company shall pay to the Purchaser the reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.4 at the prime rate as published in The Wall Street Journal in effect on the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The Parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. In the event the Purchaser elects to receive the Termination Fee, its receipt of the Termination Fee shall be the sole and exclusive remedy of the Purchaser, Merger Sub, any of their respective Affiliates or stockholders or any Representative of any of the foregoing (each a “Purchaser Related Party”) against the Company, any of its Affiliates or stockholders or any Representative of any of the foregoing (each a “Company Related Party”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement or any Ancillary Documents to be consummated or for a breach (excluding any willful breach or any Fraud Claim) under, this Agreement, any Ancillary Document or any certificate or other document delivered in connection herewith or therewith, or otherwise, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, any Ancillary Document, any matter related to or arising out of any of the foregoing or in respect of representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, other than with respect to any willful breach or any Fraud Claim).

Article IX
WAIVERS AND RELEASES

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by the Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s public stockholders (including overallotment shares acquired by the Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Purchaser Class A Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to the Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension as provided in or by amendment to the Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Purchaser or any of its Representatives, on the one hand, and the Company, or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates); provided, however, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for the Purchaser to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account to the Purchaser in accordance with the terms of this Agreement so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate the Redemption, or for actual fraud). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce the Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole monetary remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives which Action seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, the Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event the Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article X
MISCELLANEOUS

10.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email, with affirmative confirmation of delivery (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient), (c) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to: Colombier Acquisition Corp. 214 Brazilian Avenue, Suite 200-J Palm Beach, FL 33480 Attn: Omeed Malik Email:

with a copy (which will not constitute notice) to:

Eversheds Sutherland (US) LLP

700 Sixth St. NW Suite 700

Washington, DC 20001

Attn: Douglas J. Leary, Esq.

Email: dougleary@eversheds-sutherland.us

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Matthew A. Gray, Esq.
Email: mgray@egsllp.com

If to the Purchaser Representative, to: Colombier Sponsor LLC. 214 Brazilian Avenue, Suite 200-J Palm Beach, FL 33480 Attn: Omeed Malik Email:

with a copy (which will not constitute notice) to

Eversheds Sutherland (US) LLP

700 Sixth St. NW Suite 700

Washington, DC 20001

Attn: Douglas J. Leary, Esq.

Email: dougleary@eversheds-sutherland.us

and

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Matthew A. Gray, Esq.

Email: mgray@egsllp.com

If to the Company or, following the Closing, to the Purchaser, to: PSQ Holdings, Inc. 315 S. Coast Hwy 101 STE. U44 Encinitas, CA, 92024 Attn: Michael Seifert Email:

with a copy (which will not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center

250 Greenwich Street, 45th Floor

New York, New York 10007
Attn: Glenn Pollner

Andrew Alin
Email: glenn.pollner@wilmerhale.com

Andrew.alin@wilmerhale.com

10.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Prior to Closing, this Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3 Third Parties. Except for (a) the rights of the D&O Indemnified Persons set forth in Section 5.18 and (b) if the Closing occurs, the rights of the holders of the outstanding Company Securities as of immediately prior to the Effective Time to receive the applicable consideration to which they are entitled as a result of the Merger under the express terms of this Agreement from and after the Closing on the terms and conditions set forth herein, in each case which, subject to and solely from and after the consummation of the Closing, the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any U.S. state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Notwithstanding the foregoing or anything herein to the contrary, except with respect to a willful breach of this Agreement or a Fraud Claim, in the event that the Termination Fee is paid by the Company, receipt of the Termination Fee shall be the sole and exclusive remedy of the Purchaser Related Parties, and in no circumstance shall any Purchaser Related Party be entitled to seek or obtain (a) both (i) specific performance or other relief or recourse and (ii) payment of the Termination Fee or (b) specific performance or other relief or recourse in circumstances in which the Termination Fee is paid.

10.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser and the Company and, except as otherwise required by applicable Law, without further action by the stockholders of any Party; provided, however, after Closing, in no event may the provisions of Section 1.12 (or the operative definitions therein), this Section 10.8 to eliminate this proviso) or Section 10.9 (to eliminate Purchaser Representative’s right to consent to a waiver) be amended without the written consent of the Purchaser Representative.

10.9 Waiver. The Purchaser on behalf of itself and its Affiliates and the Company on behalf of itself and its Affiliates may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (and, in the case of a waiver of any of the provisions of Section 1.12, by the Purchaser Representative). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the Securities Act, the Exchange Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

10.12 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.13 Legal Representation. The Parties agree that, notwithstanding the fact that Eversheds Sutherland and EGS may have, prior to Closing, jointly represented the Purchaser, Merger Sub, the Purchaser Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Eversheds Sutherland and EGS will be permitted in the future, after Closing, to represent the Purchaser Representative, the Sponsor or their respective Affiliates in connection with matters related to this Agreement and the transaction contemplated hereby (the “Covered Matters”), including matters in which such Persons are adverse to the Purchaser or any of its Affiliates. The Company, which is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Eversheds Sutherland’s and EGS’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in any Covered Matter in which the interests of such Person are adverse to the interests of the Purchaser, the Company or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Purchaser Representative and the Sponsor shall be deemed the client of Eversheds Sutherland and EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Purchaser Representative and the Sponsor, shall be controlled by the Purchaser Representative or Sponsor, as applicable, and shall not pass to or be claimed by Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party (the “Privileged Communications”). Notwithstanding the foregoing, in the event that a dispute or regulatory investigation arises between or involving the Purchaser or the Surviving Corporation, on the one hand, and a Governmental Authority or third party other than the Purchaser Representative, the Sponsor or any of their respective Affiliates, on the other hand, the Purchaser or the Surviving Corporation may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such Governmental Authority or third party or waive such privilege. In the event that the Purchaser or the Surviving Corporation is legally required by Order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, the Purchaser or the Surviving Corporation may disclose such Privileged Communications as required by such Order, provided that, to the extent legally permitted and reasonably practicable, the Purchaser shall promptly notify the Purchaser Representative and Sponsor of such order so that the Purchaser Representative and/or the Sponsor can seek, at the Purchaser Representative or Sponsor’s, as applicable, expense, a protective order in respect of such disclosure and the Purchaser agrees to use its reasonable best efforts to cooperate therewith, all at the sole expense of the Purchaser Representative and/or the Sponsor, as applicable.

10.14 Purchaser Representative.

(a) The Parties hereby appoint and authorize Colombier Sponsor LLC as the Purchaser Representative solely for the purposes explicitly set forth in this Agreement and in any applicable Ancillary Document to which the Purchaser Representative is a party and has express rights to approve the termination or amendment thereof or waiver of any rights or obligations therein in such capacity (such Ancillary Documents, together with this Agreement, the “Purchaser Representative Documents”). In its capacity as such, the Purchaser Representative may (i) employ and obtain the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; and (ii) incur and pay reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction, in each case at sole expense of Purchaser Representative. The provisions of this Section 10.14 are irrevocable and coupled with an interest except as expressly provided in this Section 10.14. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable to the Purchaser or the Company for any act done or omitted in accordance with its rights under any Purchaser Representative Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser Representative, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time.

(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser, but prior to such resignation shall have the right to appoint in writing a replacement Purchaser Representative that is a principal of the Sponsor as of the date hereof (a “Qualified Successor Purchaser Representative”) . Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives. If the initial Purchaser Representative resigns or is dissolved without first appointing a replacement, or if no Qualified Successor Purchaser Representative is willing to serve in such capacity, all rights and obligations of the Purchaser Representative under this Agreement and any Ancillary Document shall automatically and immediately expire.

Article XI
DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the Company Financials.

“Action” means any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including the Company Stockholder Support Agreements, the Sponsor Support Agreement, the Lock-Up Agreements, the Registration Rights Agreements, the Employment Agreements, and the Non-Competition Agreements.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Los Angeles, California are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in New York, New York or Los Angeles, California are generally open for use by customers on such day.

“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than the Purchaser, the Surviving Corporation or any of their respective subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of the Purchaser, the Surviving Corporation or any of their respective Subsidiaries, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of the Purchaser immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (ii) the voting securities of the Purchaser, the Surviving Corporation or any of their respective Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of the Purchaser or the Surviving Corporation to any person. Notwithstanding the foregoing, the conversion of the Purchaser Class C Common Stock into Purchaser Class A Common Stock pursuant to the terms of the Purchaser Post-Closing Certificate of Incorporation shall not constitute a Change of Control.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.

“Closing Net Indebtedness” means, as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Target Companies, minus (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles. For the avoidance of doubt, the Closing Net Indebtedness can be a negative number.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the Effective Time.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished or made available in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Lock-Up Holder” means each of the Persons set forth on Schedule 11.1.

“Company Privacy and Data Security Policies” means all of the Target Companies’ past or present, internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information, including written information security policies.

“Company Securities” means, collectively, the Company Common Stock and any Company Convertible Securities.

“Company Stockholder Agreement” means that certain Stockholders Agreement dated as of April 1, 2021, by and among the Company and each stockholder party thereto.

“Company Stockholders” means, collectively, the holders of Company Common Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means (i) the Per Share Price, divided by (ii) $10.00.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), and any evolutions, intensification, resurgence or mutations thereof or related or associated epidemics, pandemic, public health emergencies or disease outbreaks.

“COVID-19 Measures” means any (a) restriction, quarantine, “shelter in place”, “stay at home”, workforce reduction, in-person or other attendance modification or restriction, social distancing, shut down, closure, sequester, safety or similar Law, order, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Target Companies, including the Centers for Disease Control and Prevention and the World Health Organization, (b) moratorium, forbearance or similar Laws affecting or relating to creditors’ rights generally, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and the Families First Coronavirus Response Act (FFCRA), and (c) other actions directly relating to the health and safety of the employees of the Company and its Subsidiaries and customers and others with whom the Target Companies have business dealings taken by any Target Company in response to COVID-19 that are of a nature and scale reasonably consistent with the types of actions taken by similarly situated businesses in response to COVID-19, excluding workforce reductions, plant or facility closures, and other actions that could implicate the WARN Act.

“COVID-19 Responses” means any action or inaction, including the establishment of any policy, procedure or protocol, by any Target Company that the such Target Company determines in its reasonable discretion is necessary in connection with (a) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (b) ensuring compliance by such Target Company with COVID-19 Measures applicable to any of them or (c) in respect of COVID-19, protecting the health and safety of employees or other persons with whom such Target Company and their personnel come into contact with during the course of business operations.

“Deemed Award Shares Outstanding” means the aggregate number of shares set forth on the Schedule to be delivered by the Company to the Purchaser prior to the date on which the first amendment to the Registration Statement is filed with the SEC (as such Schedule may be revised by the Company prior to the Closing) (the “Deemed Award Schedule”), provided that such amount shall be reduced by the number of shares set forth next to the name of any individual who is not employed by, or otherwise providing services to, the Purchaser as of the date on which a Triggering Event occurs.

“Deemed Equity Holder” means each individual listed on the Deemed Award Schedule, provided such individual is employed by, or otherwise providing services to, the Purchaser or any of its Subsidiaries as of the date on which a Triggering Event occurs.

“Earnout Fully Diluted Shares” means the sum of (a) the Fully-Diluted Company Shares plus (b) the Deemed Award Shares Outstanding.

“Earnout Period” means the time period between the Closing Date and the five-year anniversary of the Closing Date.

“EGS” means Ellenoff Grossman & Schole LLP, counsel to the Purchaser, Purchaser Representative and the Sponsor.

“Environmental Law” means any Law concerning (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Value” means (a) $200,000,000, minus (b) if the Closing Net Indebtedness is a positive number, the amount of Closing Net Indebtedness, plus (c) if the Closing Net Indebtedness is a negative number, the absolute value of the amount of the Closing Net Indebtedness.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Eversheds Sutherland” means Eversheds Sutherland (US) LLP, counsel to the Purchaser, the Purchaser Representative and the Sponsor.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means a claim against a Party based on actual, not constructive, fraud under Delaware law with regard to the representations and warranties made by such Party that are expressly set forth in this Agreement, which involves such Party’s knowing and intentional misrepresentation of such representations, with the intent of inducing any other Party to enter into this Agreement upon which such other Party has relied (as opposed to any fraud claim based on constructive knowledge, recklessness, negligent misrepresentation or a similar theory based on negligence or recklessness).

“Fully-Diluted Company Shares” means the total number of issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time, after treating all outstanding Company Convertible Securities as having been exercised or converted, as the case may be.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“GDPR” means the General Data Protection Regulation (Regulation (EU) 2016/679).

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon gas, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP other than the Company Real Property Leases, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by any Lien on any property of such Person; (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. Notwithstanding anything to the contrary herein, “Indebtedness” shall exclude any indebtedness of the Company convertible into Company Common Stock which converts into Company Common Stock immediately prior to the Effective Time.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of June 8, and filed with the SEC on June 9, 2022 (File No. 333-254492).

“IPO Underwriter” means B. Riley Securities, Inc.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Key Individual” means Michael Seifert.

“Knowledge” means, with respect to (i) the Company or any other Target Company, the actual knowledge of the chief executive officer or the chief financial officer of the Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, order, consent or settlement that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), transfer restriction, any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the business, assets, Liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) would or would reasonably be expected to prevent or materially delay or impair such Person from consummating the transactions contemplated by this Agreement; provided, however, that solely for purposes of clause (a), any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Law (or the interpretation thereof) or changes in GAAP (or the interpretation thereof) or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, natural or man-made disasters, emergencies, calamities, epidemics, pandemics (including the COVID-19 pandemic), disease outbreaks, other acts of God or other force majeure events in the United States or any other country or region in the world, or other political conditions or natural disasters; (v) any COVID-19 Measures or COVID-19 Responses; (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (vii) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (viii), with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses and, in which case, only the incremental disproportionate effect on such Person or any of its Subsidiaries may be taken into account in determining whether a Material Adverse Effect has occurred. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed, in and of itself, to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub Common Stock” means the shares of common stock, par value $0.01 per share, of Merger Sub.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Participating Equityholder” means each Company Stockholder and each Deemed Equity Holder.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Per Share Price” means an amount equal to (i) the Equity Value, divided by (ii) the Fully-Diluted Company Shares.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Financing” means an equity or debt financing transaction or series of equity or debt financing transactions entered into by the Company on or after the date hereof, by way of issuance, subscription or sale, which results in cash proceeds to the Company prior to the Effective Time.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) mechanics’, materialmen’s’, landlord’s, carriers’ and similar liens, (g) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, and (h) Liens imposed on the underlying fee interest in real property subject to a real property lease that do not and would not reasonably be expected to impair the use of such leased real property.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, or that relates or links to, or is reasonably linkable to an identified or identifiable individual, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content or products or services to a natural Person.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Privacy Laws” means all applicable Laws, Orders, and binding guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the GDPR, and all other similar international, federal, state, provincial, and local Laws.

“Pro Rata Share” means, (a) with respect to each Company Stockholder, a percentage determined by dividing (i) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by such Company Stockholder by (ii) the Earnout Fully Diluted Shares and (b) with respect to each Deemed Equity Holder, a percentage determined by dividing (i) the number of shares set forth opposite such Deemed Equity Holder’s name on the Deemed Award Schedule by (ii) the Earnout Fully Diluted Shares.

“Processing” means any operation performed on Personal Information or that relevant Privacy Laws include in the definition of processing, processes, or process, including the collection, creation, receipt, access, use, handling, recording, compilation, analysis, organizing, monitoring, maintenance, retention, storage, holding, transmission, transfer, protection, disclosure, amendment, distribution, erasure, destruction, or disposal of Personal Information.

“Purchaser Class C Common Stock” means the Class C Common Stock of the Purchaser having the rights, preferences and privileges set forth on Exhibit E.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Parties” means the Purchaser and Merger Sub.

“Purchaser Private Warrants” means one whole warrant, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by the Purchaser’s underwriter) consisting of one (1) share of Purchaser Class A Common Stock and one-third of one Purchaser Public Warrant.

“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Public Unit entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Public Units, the Purchaser Class A Common Stock, the Purchaser Class B Common Stock and the Purchaser Warrants, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Reference Time” means 11:59 p.m. Pacific Time on the date prior to the Closing Date.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions required under applicable Environmental Laws to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Colombier Sponsor LLC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with a Governmental Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, imputed underpayment, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, real and personal property, windfall profits, environmental, capital stock, unemployment, disability, registration, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Purchaser Class A Common Stock is actually traded on the principal securities exchange or securities market on which shares of Purchaser Class A Common Stock are then traded.

“Triggering Event I” means the date on which the volume-weighted average trading sale price of one share of Purchaser Class A Common Stock quoted on the NYSE (or such other exchange on which the shares of Purchaser Class A Common Stock are then listed) is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the volume-weighted average closing sale price of one share of Purchaser Class A Common Stock quoted on the NYSE (or such other exchange on which the shares of Purchaser Class A Common Stock are then listed) is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event III” means the date on which the volume-weighted average closing sale price of one share of Purchaser Class A Common Stock quoted on the NYSE (or such other exchange on which the shares of Purchaser Class A Common Stock are then listed) is greater than or equal to $17.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Trust Account” means the trust account established by the Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of June 8, 2021, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	5.6(a)(i)
Agreement	Preamble
Alternative Transaction	5.6(a)(ii)
Antitrust Laws	5.9(b)
Balance Sheet Date	4.7(d)
Certificate of Merger	1.2
Change in Recommendation	5.6(b)
Change in Recommendation Notice	5.6(d)
Change in Recommendation Notice Period	5.6(d)
Closing	2.1
Closing Date	2.1
Closing Statement	1.11(a)
Company	Preamble
Company Benefit Plan	4.18(a)
Company Certificates	1.8(a)
Company D&O Tail Insurance	5.18(c)
Company Directors	5.17(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.13(d)
Company IP Licenses	4.13(a)
Company Material Contract	4.12(a)
Company Permits	4.10
Company Real Property Leases	4.15
Company Registered IP	4.13(a)
Company Related Party	8.4
Company Stockholder Support Agreements	Recitals
Covered Matters	10.13
D&O Indemnified Persons	5.18(a)
DGCL	Recitals
Dissenting Shares	1.10
Dissenting Stockholder	1.10
Earnout Equity Awards	1.12(c)
Earnout Shares	1.12(a)
Effective Time	1.2
Employment Agreements	Recitals
Enforceability Exceptions	3.2(a)
Environmental Permits	4.19(a)(i)
Exchange Agent	1.8(a)
Expenses	8.3
Extension	5.3(a)
Extension Date	5.23
Extension Expenses	5.3(b)(iv)
Extension Proposal	5.23
Extension Proxy Statement	5.23
Federal Securities Laws	5.7
Instruction to Trustee	1.11(b)
Intended Tax Treatment	1.4
Interim Period	5.1(a)
Intervening Event	5.6(a)(iii)
Letter of Transmittal	1.8(a)
Lock-Up Agreement	Recitals

Term	Section
Lost Certificate Affidavit	1.8(d)
Merger	Recitals
Merger Consideration	1.7(a)
Merger Sub	Preamble
Non-Competition Agreement	Recitals
OFAC	3.19(c)
Off-the-Shelf Software	4.13(a)
Outbound IP License	4.13(c)
Outside Date	8.1(b)
Party(ies)	Preamble
PIPE Investment	5.20
Post-Closing Purchaser Board	5.17(a)
Privacy Agreements	4.24(a)
Privileged Matters	10.13
Proxy Statement	5.12(a)
Public Certifications	3.6(a)
Public Stockholders	9.1
Purchaser	Preamble
Purchaser Board Recommendation	Recitals
Purchaser Class A Common Stock	3.5(a)
Purchaser Class B Common Stock	3.5(a)
Purchaser Common Stock	3.5(a)
Purchaser D&O Tail Insurance	5.18(b)
Purchaser Directors	5.17(a)
Purchaser Disclosure Schedules	Article III
Purchaser Extension Stockholder Meeting	5.23
Purchaser Financials	3.6(c)
Purchaser Material Contract	3.13(a)
Purchaser Preferred Stock	3.5(a)
Purchaser Related Party	8.4
Purchaser Stockholder Approval Matters	5.12(a)
Purchaser Special Meeting	5.12(a)
Qualified Successor Purchaser Representative	10.14(c)
Redemption	5.12(a)
Registration Statement	5.12(a)
Registration Rights Agreement	Recitals
Related Person	4.20
Released Claims	9.1
Required Company Stockholder Approval	7.1(b)
Required Purchaser Stockholder Approval	7.1(a)
SEC Reports	3.6(a)
SEC SPAC Rule and Accounting Changes	Schedule 3.6
Section 280G Payments	5.25
Section 409A Plan	4.18(h)
Signing Filing	5.15(b)
Signing Press Release	5.15(b)
Specified Courts	10.4
Sponsor Support Agreements	Recitals
Surviving Corporation	1.1
Termination Fee	8.4
Top Customers	4.22
Top Suppliers	4.22
Transmittal Documents	1.8(b)

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

COLOMBIER ACQUISITION CORP.

By:	/s/ Omeed Malik
	Name:	Omeed Malik
	Title:	Chief Executive Officer

Merger Sub:

COLOMBIER-LIBERTY ACQUISITION, INC.

By:	/s/ Omeed Malik
	Name:	Omeed Malik
	Title:	President, Chief Executive Officer

Purchaser Representative:

COLOMBIER SPONSOR LLC, solely in its capacity as Purchaser Representative hereunder

By:	/s/ Omeed Malik
	Name:	Omeed Malik
	Title:	Manager

The Company:

PSQ HOLDINGS, INC.

By:	/s/ Michael Seifert
	Name:	Michael Seifert
	Title:	President and CEO

[Signature Page to Merger Agreement]